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                                                                    EXHIBIT 99.2

         DATA BROADCASTING ANNOUNCES SALE OF POSITION IN MARKETWATCH.COM


                  DBC TO DIVIDEND OUT PROCEEDS TO SHAREHOLDERS


BEDFORD, MA, DECEMBER 27, 2000 - DATA BROADCASTING CORPORATION (NASDAQ: DBCC)
(DBC), a leading source of securities pricing, financial information and analytic tools to global institutional and retail investors, today announced the sale of its 34.4% ownership in MarketWatch.com, Inc. (Nasdaq: MKTW) to Pearson plc (NYSE: PSO). The shares are being purchased by Pearson for approximately $26,887,000 in cash, which represents a 25% premium above MarketWatch's average closing price for the past 30 days. DBC also announced that it will distribute all proceeds from the sale to DBC shareholders. The dividend will be payable on January 16, 2001 to shareholders of record on January 8, 2001.

Stuart Clark, president and chief executive officer of DBC, commented, "This transaction offers a number of strategic advantages to DBC's shareholders and has been carefully structured with their interests in mind. The sale of our position in MarketWatch is consistent with our recent initiatives to streamline DBC's business and focus on our core mission of supplying critical financial data and analytics to institutional and retail investors. This transaction will also significantly simplify DBC's income statement and return our income before taxes to profitability by removing the equity loss and amortization associated with MarketWatch. In addition, DBC will not have to pay any taxes on this transaction."

"At the same time," Mr. Clark continued, "DBC's shareholders will gain additional financial flexibility as a result of this transaction. Through the sale of the Company's position in MarketWatch at a premium to the recent average market price and the payment of an equivalent dividend, our shareholders will have the opportunity to reinvest in MarketWatch independently if they so choose."

Mr. Clark concluded, "MarketWatch.com is a company with great promise and we are impressed by its leadership position in content, users and advertising, as well as by the progress it has been making towards profitability. We believe MarketWatch's interests will be well served by having Pearson, an international media company, as a direct major shareholder."

This sale will result in a one-time charge of approximately $90 million, which will be taken in the fourth quarter of 2000.

ABOUT DATA BROADCASTING CORPORATION

Data Broadcasting Corporation is a leading global provider of financial and business information to institutional and individual investors. The company supplies time sensitive pricing, dividend, corporate action and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value unlisted fixed income





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instruments. At the core of the business are its extensive database expertise and technology resources. Its 8,000 institutional customers include most of the world's leading banks, brokerages, mutual funds and insurance companies. DBC, with approximately 1,700 employees, is headquartered in Bedford, Massachusetts and has more than 20 offices in North America, Europe, Asia and Australia, including the world's key financial centers of New York, London and Tokyo. Pearson plc (NYSE: PSO), an international media company with market leading businesses in education, strategic business information, international television production and consumer publishing, is a 60% shareholder in DBC. Pearson's businesses include the Financial Times Group, Pearson Television, and the Penguin Group.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Matters discussed in this release include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include the response of competitors to the company's new services, acceptance of the Internet as a valid real-time distribution platform by institutional customers, activity levels in the securities markets and other risk factors listed in the company's 10-K and 10-Q reports to the Securities and Exchange Commission.


      INVESTOR RELATIONS CONTACT               MEDIA CONTACT
      Harriet Fried/John Nesbett               Chenoa Taitt
      Lippert/Heilshorn & Associates           Lippert/Heilshorn & Associates
      (212) 838-3777                           (212) 838-3777
      Harriet@lhai.com                         Chenoa@lhai.com